Exhibit 10.34

2nd TERRACE WEST, CENTREVILLE

P.O. BOX N-7755

NASSAU, BAHAMAS

TEL. (242) 326 2150

FAX. (242) 326 2151

April 17, 2007

Board of Directors

Moscow CableCom Corp.

590 Madison Ave 38th Floor

New York, NY 10022

Re:	Moscow CableCom Corp.

Dear Board of Directors of Moscow CableCom Corp.:

This is a commitment of Renova Media Enterprises Ltd. on its own behalf or on behalf of one or more of its affiliated companies (collectively “Renova Media”), that we will provide Moscow CableCom Corporation (the “Company”) and/or its subsidiaries with sufficient capital to ensure that its operations will continue uninterrupted for a period of one year from the Company’s filing with the SEC of its Form 10-K for the period ending December 31, 2006.

Renova Media is not making any representation as to the amount or the nature of such investment. However, we stand prepared to make such investment to ensure the Company’s future uninterrupted operations for the respective period. We fully expect that such amount, as may be determined at a later date, will be sufficient to justify the values of the Company’s assets as they are recorded as of December 31, 2006.

Sincerely,

/s/ Olivier Chaponnier
By:	Olivier Chaponnier
Director, Renova Media Enterprises Ltd.

Cc:	David R. Van Valkenburg, Chairman MOCC Audit Committee

Ernst & Young LLC,

Andy Intrater, Chairman of the Board